Exhibit 99.1

BlackLine Board Member Tom Unterman Announces Intention to Retire

LOS ANGELES – December 22, 2025 – BlackLine (Nasdaq: BL) (“BlackLine” or the “Company”) today announced that Tom Unterman has informed the Company that he intends to retire and will not stand for re-election to the BlackLine Board of Directors at the Company’s next Annual Meeting of Stockholders in May 2026. Mr. Unterman has served on the Board since 2010, providing invaluable guidance and strategic oversight during his tenure.

“On behalf of the entire Board, I want to thank Tom for his many years of dedicated service to BlackLine, our Board and our shareholders,” said Owen Ryan, CEO and Chairman of the Board of BlackLine. “His exceptional insights and unique perspective on strengthening our position within the Office of the CFO have been invaluable to the Board and pivotal in guiding BlackLine to the leadership position it holds today.”

“Tom has had a tremendous impact on BlackLine since joining the Board,” said Therese Tucker, Founder and Director of BlackLine. “He has been more than just a Board member; he has been a trusted advisor, a mentor and a friend. His deep belief in BlackLine’s potential has left a mark on our Company and on me personally, and for that I am so grateful. His wisdom and steady leadership will be missed.”

“It has been a honor to serve on BlackLine’s Board,” said Unterman. “It was my privilege to be a director as it grew from a startup to the leader in the transformation of the Office of the CFO. I am very confidant of its future and will remain a strong supporter.”

The Company also announced that its Board of Directors expects to reduce the size of the Board to 11 directors immediately following the election of directors at the 2026 Annual Meeting of Stockholders.

About BlackLine

BlackLine (Nasdaq: BL), the future-ready platform for the Office of the CFO, drives digital finance transformation by empowering organizations with accurate, efficient, and intelligent financial operations. Built on the Studio360 platform, BlackLine unifies data, streamlines processes, and delivers real-time insights through automation and intelligence powered by Verity - a comprehensive suite of embedded, auditable AI capabilities that provides finance and accounting teams with a new digital workforce. With a proven, collaborative approach and a track record of innovation supported by industry-leading R&D investment and world-class security practices, more than 4,400 customers across multiple industries partner with BlackLine to lead their organizations into the future.

For more information, please visit blackline.com.

Investor Relations Contact:

Matt Humphries, CFA

matt.humphries@blackline.com

Media Contact

Samantha Darilek

samantha.darilek@blackline.com